JPMORGAN TAX AWARE ENHANCED INCOME FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
12/04/02	Wachovia Asset Securitization, Inc.

Shares            Price         Amount
8,550,000	  $100.00	$8,550,000

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$0.22       N/A 	0.71%	          0.84%

     Broker
Wachovia Securities, Inc.

Underwriters of Wachovia Asset Securitization, Inc.

Underwriters     	                Principal Amount
Wachovia Securities, Inc		 $1,050,000,000
Credit Suisse Boston Corp.		     75,000,000
J.P. Morgan Securities, Inc.                 75,000,000
                                           ------------
Total                                    $1,200,000,000



The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
12/12/02	Countrywide Financial

Shares            Price         Amount
9,925,000	  $99.65  	$9,890,262.50

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$0.30        N/A	1.32%	          3.06%

     Broker
Banc One Capital Markets, Inc.

Underwriters of Countrywide Financial

Underwriters*     	                         Principal Amount
Total						 $750,000,000

*Underwriters and shares were not available at time of filing.